Exhibit 99.1

News Release
For Release July 21, 2004
10:00 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Releases Second Quarter Earnings
Lexington, S.C. July 21, 2004 - Today First Community Corporation, the holding company for First Community Bank, reported net income for year-to-date 2004 and the second quarter of 2004. Net income for the six months ended June 30, 2004 was $852 thousand compared to $909 thousand in 2003. Year-to-date diluted earnings per share for 2004 were $.51 compared to $.55 in 2003. Total assets were $234.5 million at June 30, 2004 compared to $208.4 million at June 30, 2003 an increase of 12.5%. Shareholders' equity at June 30, 2004 was $19.8 million compared to $19.1 million at June 30, 2003, an increase of 3.7%. Net income for the second quarter was $431 thousand compared to the second quarter of 2003 net income of $459 thousand. Diluted earnings per share were $.26 for the second quarter of 2004 compared to $.28 in the second quarter of 2003.

In addition to releasing second quarter earnings, the company also announced that the board of directors had approved a cash dividend for the second quarter of 2004. The company declared a $.05 per share dividend, payable August 16, 2004 to shareholders of record as of August 2, 2004.

Mike Crapps, president and chief executive officer commented on the company's recent performance by saying, "Although second quarter 2004 earnings decreased slightly from second quarter 2003, this decrease was anticipated as a result of the bank's second phase of expansion in Richland and Lexington counties. This second phase of expansion began with the addition of our Northeast banking office that opened in April and continues with the announcement of a new banking office in the Red Bank area. In addition, the company is looking for additional opportunities for de novo branch expansion as the bank continues its focus as the premier community bank in the Midlands."

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Corporation and Dutch Fork Bancshares in April announced a definitive agreement to merge First Community Bank and Newberry Federal Savings Bank, which is anticipated to be completed early in the fourth quarter of this year. First Community Bank operates seven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, and Northeast Columbia. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol "FCCO".

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003

Interest Income	$2,583	$2,519	$5,159	$5,029
Interest Expense	577	616	1,129	1,272

Net Interest Income	2,006	1,903	4,030	3,757
Provision for Loan Losses	64	45	130	97

Net Interest Income After Provision	1,942	1,858	3,900	3,660

Non-interest Income:
Deposit service charges	207	173	396	328
Mortgage origination fees	75	100	132	193
Other	142	125	273	186

Total non-interest income	424	398	801	707

Non-interest Expense:
Salaries and employee benefits	898	854	1,799	1,610
Occupancy	107	88	208	184
Equipment	222	191	445	353
Marketing and public relations	82	78	181	155
Amortization of intangibles	44	44	89	90
Other	353	295	684	579

Total non-interest expense	1,706	1,550	3,406	2,971

Income Before Taxes	660	706	1,295	1,396
Income Tax Expense	229	247	443	487

Net Income	$431	$459	$852	$909

Primary Earnings Per Share	$0.27	$0.29	$0.53	$0.57
Diluted Earnings Per Share	$0.26	$0.28	$0.51	$0.55

Average number of shares outstanding	1,606,309	1,589,444	1,602,057	1,588,719
Return on Average Assets	0.8%	0.9%	0.8%	0.9%
Return on Average Equity	8.7%	9.8%	8.6%	9.8%
Net Interest Margin	3.9%	4.0%	4.0%	4.0%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2004	2003	2003

Total Assets	$234,479	$208,404	$215,029

Investment Securities	62,772	57,523	58,954

Loans	129,775	111,881	121,009

Allowance for Loan Losses	1,782	1,851	1,705

Total Deposits	201,178	181,875	185,258

Other Borrowings	12,412	5,983	9,102

Shareholders' Equity	19,836	19,076	19,509

Book Value Per Share	$12.29	$12.00	$12.21
Tangible Book Value Per Share	$11.87	$11.46	$11.74
Equity to Assets	8.5%	9.2%	9.1%
Loan to Deposit Ratio	64.5%	61.5%	65.3%
Allowance for Loan Losses/Loans	1.4%	1.7%	1.4%

Average Balances:
	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003

Average Total Assets	$224,391	$205,232	$216,631	$173,538
Average Loans	129,427	110,424	126,905	92,945
Average Earning Assets	207,330	190,936	200,453	160,633
Average Deposits	193,212	178,893	185,641	150,331
Average Other Borrowings	10,145	6,197	10,037	5,068
Average Shareholders' Equity	19,978	18,849	19,890	17,219

Asset Quality
Nonperforming Assets	$191	$241	$191	$241
Net Charge-offs (Recovery)	$74	$(144)	$54	$(229)
Net Charge-offs to Average Loans	0.05%	(0.13%)	0.04%	(0.21%)

Post Office Box 64 / Lexington, SC 29071